Exhibit 99.1

Pacific Financial Corporation Profits Increase 51% Year-Over-Year

Propelled by Steady Loan Growth, Improving Credit Quality and Solid Net Interest Margin

ABERDEEN, WA – October 29, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today reported net profits increased 51% to $1.4 million, or $0.13 per share, for the third quarter of 2014, compared to $909,000, or $0.09 per share, for the third quarter of 2013. Earnings for the third quarter of 2014 were impacted by increased tax expenses, reflecting a reduction in non-taxable income for the period. Second quarter 2014 earnings were $1.4 million, or $0.14 per share. For the nine months of 2014 net profits increased 29% to $3.8 million, or $0.37 per share, from $2.9 million, or $0.29 per share, for the like period in 2013. Fueling profitability in 2014 was robust loan growth, strong net interest margin and solid credit quality. In 2013, earnings were impacted by a credit to the provision for losses of $450,000, offset by a one-time cost of $395,000 relating to the conversion of three branches purchased from Sterling Savings Bank. All results are unaudited.

“We reported solid profitability this quarter delivering strong performance across key metrics. Profit drivers were growth in loans and increasing core deposits, a strong net interest margin and further enhancements in credit quality.” said Dennis A. Long, President and Chief Executive Officer. “Our diversified loan portfolio increased 14%, while non-interest bearing deposits grew 17% from a year ago. In addition nonperforming assets declined 47% from the third quarter of 2013. In the second quarter this year, we announced the expansion of our Vancouver loan production office into a full-service commercial banking center. This is validation of the momentum we are building in this market.”

Third Quarter 2014 Highlights (as of, or for the period ended September 30, 2014, except as noted):

•	Year-to-date, EPS increased 28% to $0.37, from $0.29 for the same period in 2013. Earnings per share (EPS) declined by 7% to $0.13, compared to $0.14 in second quarter 2014, primarily due more shares outstanding reflecting the exercise of warrants during the quarter. EPS grew 44% from $0.09 in third quarter 2013.

•	Net interest income increased $86,000, or 1%, to $6.9 million, compared to $6.8 million in second quarter 2014, and grew $867,000, or 14%, from $6.0 million in third quarter 2013. For the first nine months of 2014, net interest income increased $2.7 million, or 15%, to $20.2 million, from $17.5 million for the like period in 2013.

•	Net interest margin (NIM) was 4.13%, compared to 4.28% for the preceding quarter, and 3.88% for third quarter 2013. Year-to-date, net interest margin expanded 23 basis points to 4.22%, compared to 3.99% for the first nine months of 2013.

•	Gross loans grew 13% to $552.1 million, from $486.7 million at September 30, 2013 and increased by $4.8 million, or 1% from $547.3 million at June 30, 2014.

•	Nonperforming assets declined to $6.4 million, or 0.86% of total assets, down from $7.4 million, or 1.03% of total assets, at June 30, 2014 and $12.4 million, or 1.73% of total assets at September 30, 2013.

•	Classified loans increased to $18.4 million, or 3.33% of gross loans, up from $16.0 million, or 2.91% of gross loans, at June 30, 2014, and $13.7 million, or 2.82% of gross loans at September 30, 2013.

•	Net charge-offs totaled $160,000, compared to $73,000 in second quarter 2014 and $156,000 for third quarter 2013. Year-to-date, net charge-offs were $304,000, compared to $102,000 for the first nine months of 2013.

•	Capital levels exceeded regulatory requirements for a well-capitalized financial institution, with a total risk-based capital ratio of 14.06% and a leverage ratio of 10.09% at quarter end.

“We are encouraged by the recent activity in home purchases in the quarter, which has fueled new residential mortgage originations,” said Denise Portmann, President and Chief Executive Officer of Bank of the Pacific. “We are also expanding our customized lending offerings to meet the needs of customers whose residence does not conform to secondary-market requirements. With our wide-range of innovative products and services, and a talented and motivated team of exceptional people, we are well positioned to continue to deepen and grow customer relationships, as well as bring in new customers and grow our market share.”

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

OPERATING RESULTS

Net Interest Income

Net interest income for the quarter and nine months ended September 30, 2014, increased from the quarter and nine months ended September 30, 2013. This increase was primarily due to the growth in earning assets, along with changes in the balance sheet mix. Loan balances increased due to the production generated predominately in Western Washington. Investment securities and federal funds sold decreased as a proportion of the balance sheet, due to the strong loan demand during the past several quarters. Funding costs remained low due to the shift in mix toward non-interest bearing and lower-cost deposits, and continued historically low interest rates.

Net interest income for the current quarter increased from the second quarter of 2014, reflecting higher loan balances and lower levels of investments. While funding costs declined slightly when comparing the periods, given the lengthy period of very low interest rates over the past several years, additional reductions in funding costs are becoming more difficult to achieve, as renewing certificates of deposit are receiving rates that are similar to those granted at previous renewals.

INCOME STATEMENT OVERVIEW

(Unaudited)

(Dollars in Thousands, Except for Income per Share Data)

	For the Three Months Ended September 30, 2014	For the Three Months Ended June 30, 2014	$ Change	% Change	For the Three Months Ended September 30, 2013	$ Change	% Change

Interest and dividend income	$7,400	$7,337	$63	1%	$6,605	$795	12%
Interest expense	518	541	(23)	-4%	590	(72)	-12%
Net interest income	6,882	6,796	86	1%	6,015	867	14%
Loan loss provision	100	100	-	0%	-	100	100%
Non-interest income	2,274	2,176	98	5%	2,232	42	2%
Non-interest expense	7,133	7,066	67	1%	7,089	44	1%
INCOME BEFORE PROVISION FOR INCOME TAXES	1,923	1,806	117	6%	1,158	765	66%
PROVISION FOR INCOME TAXES	549	403	146	36%	249	300	120%

NET INCOME	$1,374	$1,403	$(29)	-2%	$909	$465	51%

INCOME PER COMMON SHARE:
BASIC (1)	$0.13	$0.14	$(0.01)	-7%	$0.09	$0.04	44%
DILUTED (2)	$0.13	$0.14	$(0.01)	-7%	$0.09	$0.04	44%

Average common shares outstanding - basic (1)	10,281,745	10,189,386	92,359	1%	10,121,853	159,892	2%
Average common shares outstanding - diluted (2)	10,379,166	10,275,628	103,538	1%	10,194,826	184,340	2%

	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013	$ Change	% Change

Interest and dividend income	$21,821	19,476	2,345	12%
Interest expense	1,589	1,927	(338)	-18%
Net interest income	20,232	17,549	2,683	15%
Loan loss provision	200	(450)	650	-144%
Non-interest income	6,058	8,033	(1,975)	-25%
Non-interest expense	21,028	22,380	(1,352)	-6%
INCOME BEFORE PROVISION FOR INCOME TAXES	5,062	3,652	1,410	39%
PROVISION FOR INCOME TAXES	1,257	710	547	77%

NET INCOME	$3,805	2,942	863	29%

INCOME PER COMMON SHARE:
BASIC (1)	$0.37	0.29	0.08	28%
DILUTED (2)	$0.37	0.29	0.08	28%

Average common shares outstanding - basic (1)	10,218,103	10,121,853	96,250	1%
Average common shares outstanding - diluted (2)	10,309,436	10,179,928	129,508	1%

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

The following tables provide reconciliations of net income to pre-tax, pre-credit cost operating income and to tax equivalent net income (each non-GAAP financial measures) for the periods presented:

Reconciliation of Non-GAAP Measure:

Non-GAAP Operating Income

(Dollars in Thousands)

For The Three Months Ended	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Net income	$1,374	$1,403	$(29)	-2%	$909	$465	51%
Provision for loan losses	100	100	0	0%	-	100	100%
Other real estate owned write-downs	1	54	(53)	-98%	176	(175)	-99%
Other real estate owned operating costs	100	30	70	233%	67	33	49%
Provision for income taxes	549	403	146	36%	249	300	120%
Pre-tax, pre-credit cost operating income*	$2,124	$1,990	$134	7%	$1,401	$723	52%

For The Nine Months Ended	September 30, 2014	September 30, 2013	$ Change	% Change

Net income	$3,805	$2,942	$863	29%
Provision for loan losses	200	(450)	650	-144%
Other real estate owned write-downs	67	636	(569)	-89%
Other real estate owned operating costs	191	276	(85)	-31%
Provision for income taxes	1,257	710	547	77%
Pre-tax, pre-credit cost operating income*	$5,520	$4,114	$1,406	34%

Reconciliation of Non-GAAP Measure:

Tax Equivalent Income

(Dollars in Thousands)

For the Three Months ended	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Net interest income	$6,882	$6,796	$86	1%	$6,015	$867	14%
Tax equivalent adjustment for municipal loan interest	45	46	(1)	-2%	46	(1)	-2%
Tax equivalent adjustment for municipal bond interest	94	120	(26)	-22%	121	(27)	-22%
Tax equivalent net interest income	7,021	6,962	59	1%	6,182	839	14%
Provision for loan losses	100	100	-	0%	-	100	100%
Non-interest income	2,274	2,176	98	5%	2,232	42	2%
Non-interest expense	7,133	7,066	67	1%	7,089	44	1%
Tax equivalent income before income taxes*	2,062	1,972	90	5%	1,325	737	56%
Provision for income taxes	549	403	146	36%	249	300	120%
Accumulative tax adjustment	(139)	(166)	27	-16%	(167)	28	-17%
Common stock dividends	-	-	-	0%	-	-	0%
Net income	$1,374	$1,403	$(29)	-2%	$909	$465	51%

For the Nine Months ended	September 30, 2014	September 30, 2013	$ Change	% Change

Net interest income	$20,232	$17,549	$2,683	15%
Tax equivalent adjustment for municipal loan interest	138	163	(25)	-15%
Tax equivalent adjustment for municipal bond interest	332	392	(60)	-15%
Tax equivalent net interest income	20,702	18,104	2,598	14%
Provision for loan losses	200	(450)	650	-144%
Non-interest income	6,058	8,033	(1,975)	-25%
Non-interest expense	21,028	22,380	(1,352)	-6%
Tax equivalent income before income taxes*	5,532	4,207	1,325	31%
Provision for income taxes	1,257	710	547	77%
Accumulative tax adjustment	(470)	(555)	85	-15%
Common stock dividends	-	-	-	0%
Net income	$3,805	$2,942	$863	29%

*Pre-tax, pre-credit cost operating income and tax equivalent net income are non-GAAP financial measures. Non-GAAP financial measures have inherent limitations and are not required to be uniformly applied. Management believes that presentation of these non-GAAP financial measures provides useful information that is frequently used by shareholders and analysts in the evaluation of financial institutions. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for information reported in accordance with GAAP.

Noninterest Income

Noninterest income for third quarter 2014 grew compared to both the preceding and year ago quarters, reflecting increases in gains from sales of loans. In addition, fee income from annuity sales increased in the current quarter compared to the second quarter of 2013, but was down slightly from the prior quarter due to seasonal factors. “Our annuity products are proving to be popular with our customers”, added Portmann. “Annuities provide an attractive alternative investment for our customers, given the current low interest rate environment. To accommodate the increased demand for these products, we are expanding the number of branch personnel who are licensed to offer annuity products. Our customers now have access to these additional investment options at many of our local branches.” Losses on sale of other real estate owned (OREO) were higher in the current period as compared to the prior quarter and were in contrast to a small gain in third quarter in 2013, reflecting a more aggressive approach to pricing in order to reduce the levels of foreclosed assets.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Gains on sale of residential mortgage loans and related fee income rose in third quarter 2014 compared to second quarter 2014, and was similar to that earned in third quarter 2013. Portmann continued, “The recent rebound in home purchases throughout many of our markets is fueling new residential mortgage originations. In addition, we locked in gains on our securities available for sale portfolio in third quarter 2014 and third quarter 2013 improving the mix of securities in the portfolio and to reduce interest rate risk.”

Noninterest income for the first nine months of 2014 was down from the same period in 2013, reflecting the declines in gains on sale of residential mortgage loans due to the slowdown in refinancing activity in 2013 and higher losses on sale of OREO.

Noninterest income

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended

	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Service charges on deposit accounts	$450	$474	$(24)	-5%	$440	$10	2%
Net (loss) on sale of other real estate owned	(85)	(57)	(28)	49%	18	(103)	-572%
Net gains from sales of loans	1,120	968	152	16%	1,128	(8)	-1%
Net gains on sales of securities available for sale	38	(2)	40	-2000%	14	24	171%
Net other-than-temporary impairment (net of $0, $0, and $7,
respectively recognized other comprehensive income before taxes)	-	(3)	3	-100%	(4)	4	-100%
Earnings on bank owned life insurance	127	140	(13)	-9%	105	22	21%
Other operating income
Fee income	498	442	56	13%	421	77	18%
Income from other real estate owned	6	17	(11)	-65%	22	(16)	-73%
Other non-interest income	120	197	(77)	-39%	88	32	36%
Total non-interest income	$2,274	$2,176	$98	5%	$2,232	$42	2%

For The Nine Months Ended

	September 30, 2014	September 30, 2013	$ Change	% Change

Service charges on deposit accounts	$1,359	$1,281	$78	6%
Net (loss) on sale of other real estate owned	(179)	43	(222)	-516%
Net gains from sales of loans	2,717	4,306	(1,589)	-37%
Net gains on sales of securities available for sale	88	401	(313)	-78%
Net other-than-temporary impairment (net of $15, and $2,
respectively recognized other comprehensive income before taxes)	(48)	(38)	(10)	26%
Earnings on bank owned life insurance	378	342	36	11%
Other operating income
Fee income	1,304	1,392	(88)	-6%
Income from other real estate owned	34	51	(17)	-33%
Other non-interest income	405	255	150	59%
Total non-interest income	$6,058	$8,033	$(1,975)	-25%

Noninterest Expense

Noninterest expense for third quarter of 2014 was virtually unchanged as compared to the second quarter of 2014. Decreases in OREO write-downs were offset by increased operating costs associated with acquisitions into OREO during the current quarter.

Noninterest expense for third quarter 2014 was virtually unchanged compared to the year ago quarter. Salary and benefits expense increased with the addition of loan production personnel and branch staff for the new branch that opened in the fourth quarter of 2013. Total costs associated with OREO and related third-party loan expenses decreased due to the decline in OREO balances and stabilization of valuations. Other non-interest expenses also declined primarily due to a decrease in loan origination and appraisal expense associated with a decline in mortgage origination activity.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Noninterest expense for the first nine months of 2014 was down as compared to the same period in 2013, because of the $471,000 savings generated from reduction in mortgage lending staff initiated in first quarter 2014 prompted by the decline in residential mortgage loan refinance activity. Also, in second quarter 2013 the Bank incurred one-time expenses of $395,000 in data processing conversion costs for three branches from Sterling Savings Bank acquired in June 2013. In addition, OREO write-downs and expenses and loan origination and appraisal expense were down as compared to the prior period for reasons noted above.

Noninterest expense

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended

	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Salaries and employee benefits	$4,286	$4,283	$3	0%	$4,098	$188	5%
Occupancy	483	504	(21)	-4%	473	10	2%
Equipment	261	263	(2)	-1%	233	28	12%
Data processing	492	462	30	6%	449	43	10%
Professional services	220	201	19	9%	198	22	11%
Other real estate owned write-downs	1	54	(53)	-98%	176	(175)	-99%
Other real estate owned operating costs	100	30	70	233%	67	33	49%
State taxes	110	107	3	3%	110	0	0%
FDIC and state assessments	119	129	(10)	-8%	129	(10)	-8%
Other non-interest expense:
Director fees	80	72	8	11%	48	32	67%
Communication	65	53	12	23%	42	23	55%
Advertising	73	76	(3)	-4%	76	(3)	-4%
Professional liability insurance	24	19	5	26%	21	3	14%
Amortization	99	98	1	1%	116	(17)	-15%
Other non-interest expense	720	715	5	1%	853	(133)	-16%
Total non-interest expense	$7,133	$7,066	$67	1%	$7,089	$44	1%

For The Nine Months Ended

	September 30, 2014	September 30, 2013	$ Change	% Change

Salaries and employee benefits	$12,624	$12,983	$(359)	-3%
Occupancy	1,494	1,338	156	12%
Equipment	775	619	156	25%
Data processing	1,387	1,688	(301)	-18%
Professional services	606	696	(90)	-13%
Other real estate owned write-downs	67	636	(569)	-89%
Other real estate owned operating costs	191	276	(85)	-31%
State taxes	314	360	(46)	-13%
FDIC and state assessments	381	395	(14)	-4%
Other non-interest expense:
Director fees	208	164	44	27%
Communication	155	130	25	19%
Advertising	227	222	5	2%
Professional liability insurance	65	67	(2)	-3%
Amortization	291	311	(20)	-6%
Other non-interest expense	2,243	2,495	(252)	-10%
Total non-interest expense	$21,028	$22,380	$(1,352)	-6%

Income Taxes

The Company recorded an income tax provision for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013. The amount of the provision for each period was commensurate with the estimated tax liability associated with the net income earned during the period.

As of September 30, 2014, the Company maintained a deferred tax asset balance of $4.1 million. The Company believes it will be fully utilized in the normal course of business, thus no valuation allowance is maintained against this asset.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

SUMMARY BALANCE SHEET OVERVIEW

(Unaudited)

(Dollars in Thousands)

	September	June		%	September		%
	30, 2014	30, 2014	$ Change	Change	30, 2013	$ Change	Change
Assets:
Cash and cash equivalents	$40,781	$17,694	$23,087	130%	$69,657	$(28,876)	-41%
Interest-bearing certificates of deposit	2,727	2,727	0	0%	1,735	992	57%
Federal Home Loan Bank stock, at cost	2,926	2,956	(30)	-1%	3,041	(115)	-4%
Pacific Coast Bankers' Bank stock, at cost	1,000	0	1,000	-	0	1,000	100%
Investment securities	91,185	90,583	602	1%	94,129	(2,944)	-3%

Loans held-for-sale	8,161	7,632	529	7%	7,266	895	12%

Gross loans, net of deferred fees	552,140	547,283	4,857	1%	486,700	65,440	13%
Allowance for loan losses	(8,255)	(8,315)	60	-1%	(8,806)	551	-6%
Net loans	543,885	538,968	4,917	1%	477,894	65,991	14%

Other assets	58,382	58,912	(530)	-1%	62,026	(3,644)	-6%
Total assets	$749,047	$719,472	$29,575	4%	$715,748	$33,299	5%

Liabilities and shareholders' equity
Total deposits	$644,004	$619,301	$24,703	4%	$618,918	$25,086	4%
Accrued interest payable	141	151	(10)	-7%	182	(41)	-23%
Borrowings	24,894	23,743	1,151	5%	23,403	1,491	6%
Other liabilities	6,751	5,417	1,334	25%	4,909	1,842	38%
Shareholders' equity	73,257	70,860	2,397	3%	68,336	4,921	7%
Total liabilities and shareholders' equity	$749,047	$719,472	$29,575	4%	$715,748	$33,299	5%

Cash and Cash Equivalents and Investment Securities

(Unaudited)

(Dollars in Thousands)

	September 30, 2014	% of Total	June 30, 2014	% of Total	$ Change	% Change	September 30, 2013	% of Total	$ Change	% Change

Cash and due from banks	$15,284	11%	$17,455	15%	$(2,171)	-12%	$15,494	9%	$(210)	-1%
Cash equivalents:
Interest-bearing deposits	25,497	18%	239	0%	25,258	10568%	54,163	32%	(28,666)	-53%
Interest-bearing certificates of deposit	2,727	2%	2,727	2%	-	0%	1,735	1%	992	57%
Total cash equivalents and certificate of deposits	43,508	31%	20,421	18%	23,087	113%	71,392	42%	(27,884)	-39%

Investment securities:
Collateralized mortgage obligations: agency issued	40,039	29%	38,822	34%	1,217	3%	34,482	20%	5,557	16%
Collateralized mortgage obligations: non-agency issued	579	0%	604	1%	(25)	-4%	2,179	1%	(1,600)	-73%
Mortgage-backed securities: agency issued	12,630	9%	12,059	11%	571	5%	12,972	8%	(342)	-3%
U.S. Government and agency securities	8,655	6%	8,721	8%	(66)	-1%	8,859	5%	(204)	-2%
State and municipal securities	29,282	21%	30,377	27%	(1,095)	-4%	35,042	21%	(5,760)	-16%
Corporate bonds	-	0%	-	0%	-	0%	595	0%	(595)	-100%
FHLB Stock	2,926	2%	2,956	3%	(30)	-1%	3,041	2%	(115)	-4%
Pacific Coast Bankers' Bank stock, at cost	1,000	1%	-	0%	1,000	100%	-	0%	1,000	100%
Total investment securities	95,111	69%	93,539	82%	1,572	2%	97,170	58%	(2,059)	-2%

Total cash equivalents and investment securities	$138,619	100%	$113,960	100%	$24,659	22%	$168,562	100%	$(29,943)	-18%

Total cash equivalents and investment securities as a % of total assets		19%		16%				24%

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Investment securities and interest-bearing certificates of deposit

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Balance beginning of period	$96,266	$102,951	$(6,685)	-6%	$94,855	$1,411	1%
Principal purchases	7,482	3,806	3,676	97%	10,772	(3,290)	-31%
Proceeds from sales	(3,927)	(8,979)	5,052	-56%	(3,067)	(860)	28%
Principal paydowns, maturities, and calls	(1,673)	(2,144)	471	-22%	(4,266)	2,593	-61%
Gains on sales of securities	94	159	(65)	-41%	57	37	65%
Losses on sales of securities	(56)	(161)	105	-65%	(43)	(13)	30%
OTTI loss writedown	-	(3)	3	-100%	13	(13)	-100%
Change in unrealized gains (loss) before tax	(64)	903	(967)	-107%	770	(834)	-108%
Amortization and accretion of discounts and premiums	(284)	(266)	(18)	7%	(186)	(98)	53%

Total investment portfolio	$97,838	$96,266	$1,572	2%	$98,905	$(1,067)	-1%

Liquidity remains strong based on the current levels of cash equivalents and investment securities. “We also have unsecured lines of credit totaling $16.0 million with correspondent banks, all of which are currently available. In addition, we have a secured borrowing facility with the Federal Home Loan Bank of Seattle of $143.8 million, of which $11.5 million is currently outstanding,” said Douglas Biddle, Executive Vice President and Chief Financial Officer. “In an effort to fund pending loan demand, we increased our cash equivalents during the current quarter. In addition, we initiated some restructuring of the investment portfolio to reduce the impact of interest rate risk on securities valuation, resulting in a lowering of portfolio yields.” The expected modified duration (adjusted for calls, consensus pre-payment speeds and rate adjustment dates) of the investment portfolio was 4.3 years at September 30, 2014, 4.5 years at June 30, 2014 and 4.4 years at September 30, 2013.

LOANS

Loans by category
(Unaudited)	September 30,	% of	June 30,	% of	$		September	% of	$
(Dollars in Thousands)	2014	Gross Loans	2014	Gross Loans	Change	% Change	30, 2013	Gross Loans	Change	% Change

Commercial and agricultural	$112,873	21%	$109,368	20%	$3,505	3%	$94,471	20%	$18,402	19%
Real estate:
Construction and development	25,419	3%	32,071	6%	(16,766)	-52%	29,538	6%	(14,233)	-48%
Residential 1-4 family	94,101	19%	90,549	17%	13,666	15%	85,625	18%	18,590	22%
Multi-family	20,554	4%	20,110	4%	444	2%	13,846	3%	6,708	48%
Commercial real estate — owner occupied	122,090	22%	117,203	22%	4,887	4%	106,670	22%	15,420	14%
Commercial real estate — non owner occupied	120,569	22%	124,929	23%	(4,360)	-3%	115,290	24%	5,279	5%
Farmland	22,926	4%	23,900	4%	(974)	-4%	24,002	5%	(1,076)	-4%
Consumer	34,787	6%	30,241	6%	4,546	15%	18,366	4%	16,421	89%
Gross loans	553,319		548,371		4,948	1%	487,808		65,511	13%
Less: allowance for loan losses	(8,255)	-2%	(8,315)	-2%	60	-1%	(8,806)	-2%	551	-6%
Less: deferred fees	(1,179)	0%	(1,088)	0%	(91)	8%	(1,108)	0%	(71)	6%
Loans, net	$543,885		$538,968		$4,917	1%	$477,894		$65,991	14%

Loan portfolio growth continues to be well diversified and generated predominately within our Washington and Oregon markets. This is despite a payoff of a $5.7 million non-owner occupied commercial real estate relationship during the current quarter. The portfolio includes $36.3 million in purchased government-guaranteed commercial and commercial real estate loans. In addition, the loan portfolio contains $25.3 million in indirect consumer loans to individuals with high credit scores to finance luxury and classic cars as a part of a strategy to diversify the loan portfolio.

Our ability to continue loan growth will be dependent upon many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline. The Company manages new loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

DEPOSITS

Deposits

(Unaudited)

(Dollars in Thousands)	September 30, 2014	Percent of Total	June 30, 2014	Percent of Total	$ Change	September 30, 2013	Percent of Total	$ Change

Interest-bearing demand and money market	$266,863	41.4%	$268,480	43.4%	$(1,617)	$253,895	41.0%	$12,968
Savings	76,661	11.9%	74,336	12.0%	2,325	72,880	11.8%	3,781
Time deposits	118,221	18.4%	119,531	19.3%	(1,310)	135,979	22.0%	(17,758)
Total interest-bearing deposits	461,745	71.7%	462,347	74.7%	(602)	462,754	74.8%	(1,009)
Non-interest bearing demand	182,259	28.3%	156,954	25.3%	25,305	156,164	25.2%	26,095

Total deposits	$644,004	100.0%	$619,301	100.0%	$24,703	$618,918	100.0%	$25,086

Total deposits were up at September 30, 2014, compared to the second quarter of this year and the third quarter a year ago. Non-interest bearing deposits grew due to seasonal inflows associated with increased business activity in our local markets with economies focused on summer tourism. Recent success in acquiring business deposit relationships in conjunction with the growth in lending achieved over the past year has also contributed to deposit growth. The combination of our efforts to reduce higher-cost time deposits through lowering interest rates paid and offering non-insured deposit products, when appropriate, reduced the average rate paid on total deposits in third quarter 2014 from third quarter in 2013.

Total brokered deposits were $22.6 million at September 30, 2014, which included $2.5 million via reciprocal deposit arrangements. This compares to $22.9 million and $24.1 million at June 30, 2014 and September 30, 2013, respectively. The Company views the prudent use of brokered deposits and borrowings to be an appropriate funding tool to support interest rate risk mitigation strategies.

CAPITAL

Pacific Financial Corporation, and its subsidiary Bank of the Pacific, continue to meet the thresholds to be considered “well-capitalized” under regulatory requirements. Capital ratios increased slightly as compared to the prior quarter primarily due to earnings retention. Also, $1.2 million of additional capital was supplied via the exercise at a price of $6.50 per share of warrants to purchase 185,000 shares of common stock originally issued in conjunction with a private capital raise conducted in 2009. In general, capital ratios declined from September 30, 2013 due to the successful execution of the Company’s growth strategy and shift in the balance sheet mix to higher risk-weighted loan assets. However, the tangible common equity ratio grew due to the additional capital supplied via exercise of warrants, as previously mentioned.

The Board of Governors of the Federal Reserve System (“Federal Reserve”) and the FDIC have established minimum requirements for capital adequacy for bank holding companies and state non-member banks. For more information on these topics, see the discussions under the subheading “Capital Adequacy” in the section “Business” included in Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. The following table summarizes the capital measures of the Company and the Bank, respectively, at the dates listed below.

The total risk based capital ratios of the Company include $13.4 million of junior subordinated debentures, all of which qualified as Tier 1 capital at September 30, 2014, under guidance issued by the Federal Reserve. The Company expects to continue to rely on these junior subordinated debentures as part of its regulatory capital.

	September 30, 2014	June 30, 2014	Change	September 30, 2013	Change	Regulatory Minimum to be "Well Capitalized"
						greater than or equal to
Pacific Financial Corporation
Total risk-based capital ratio	14.09%	13.76%	0.33	14.84%	(0.75)	10%
Tier 1 risk-based capital ratio	12.83%	12.51%	0.32	13.59%	(0.76)	6%
Leverage ratio	10.09%	10.04%	0.05	10.04%	0.05	5%
Tangible common equity ratio	8.11%	8.11%	-	7.79%	0.32	n/a

Bank of the Pacific
Total risk-based capital ratio	13.87%	13.73%	0.14	14.85%	(0.98)	10%
Tier 1 risk-based capital ratio	12.61%	12.48%	0.13	13.59%	(0.98)	6%
Leverage ratio	9.91%	10.01%	(0.10)	10.04%	(0.13)	5%

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

FINANCIAL PERFORMANCE OVERVIEW

(Unaudited)

(Dollars in Thousands, Except per Share Data)

For The Three Months Ended

	September 30, 2014	June 30, 2014	Change	September 30, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.74%	0.79%	(0.05)	0.52%	0.22
Return on average equity, annualized	7.55%	8.04%	(0.49)	5.33%	2.22
Efficiency ratio (1)	77.91%	78.76%	(0.85)	85.96%	(8.05)

Share and per share information
Average common shares outstanding - basic	10,281,745	10,189,386	92,359	10,121,853	159,892
Average common shares outstanding - diluted	10,379,166	10,275,628	103,538	10,194,826	184,340
Basic income per common share	0.13	0.14	(0.01)	0.09	0.04
Diluted income per common share	0.13	0.14	(0.01)	0.09	0.04
Book value per common share (2)	7.07	6.94	0.13	6.75	0.32
Tangible book value per common share (3)	5.75	5.60	0.15	5.46	0.29

For The Nine Months Ended

	September 30, 2014	September 30, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.71%	0.59%	0.12
Return on average equity, annualized	7.26%	5.81%	1.45
Efficiency ratio (1)	79.98%	87.48%	(7.50)

Share and per share information
Average common shares outstanding - basic	10,218,103	10,121,853	96,250
Average common shares outstanding - diluted	10,309,436	10,179,928	129,508
Basic income per common share	0.37	0.29	0.08
Diluted income per common share	0.37	0.29	0.08

(1)	Non-interest expense divided by net interest income plus non-interest income.
(2)	Book value is calculated as the total common equity divided by the period ending number of common shares outstanding.
(3)	Tangible book value is calculated as the total common equity less total intangible assets and liabilities divided by the period ending number of common shares outstanding.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

NET INTEREST MARGIN

(Annualized, tax-equivalent basis)
(Unaudited)
For The Three Months Ended
	September 30, 2014	June 30, 2014	Change	September 30, 2013	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	4.95%	5.04%	(0.09)	4.99%	(0.04)
Yield on average investment securities (1)	2.02%	2.54%	(0.52)	1.70%	0.32
Cost of average interest bearing deposits	0.34%	0.37%	(0.03)	0.41%	(0.07)
Cost of average borrowings	1.83%	1.90%	(0.07)	1.97%	(0.14)
Cost of average total deposits and borrowings	0.31%	0.34%	(0.03)	0.38%	(0.07)
Cost of average interest-bearing liabilities	0.42%	0.44%	(0.02)	0.48%	(0.06)

Yield on average interest-earning assets	4.44%	4.61%	(0.17)	4.25%	0.19
Cost of average interest-bearing liabilities	0.42%	0.44%	(0.02)	0.48%	(0.06)
Net interest spread	4.02%	4.17%	(0.15)	3.77%	0.25

Net interest margin (1)	4.13%	4.28%	(0.15)	3.88%	0.25

For The Nine Months Ended
	September 30, 2014	September 30, 2013	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.04%	5.09%	(0.05)
Yield on average investment securities (1)	2.30%	1.83%	0.47
Cost of average interest bearing deposits	0.36%	0.47%	(0.11)
Cost of average borrowings	1.90%	2.02%	(0.12)
Cost of average total deposits and borrowings	0.33%	0.43%	(0.10)
Cost of average interest-bearing liabilities	0.43%	0.55%	(0.12)

Yield on average interest-earning assets	4.55%	4.42%	0.13
Cost of average interest-bearing liabilities	0.43%	0.55%	(0.12)
Net interest spread	4.12%	3.87%	0.25

Net interest margin (1)	4.22%	3.99%	0.23

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% rate.

Net Interest Margin

Net interest margin declined compared to second quarter of 2014, as reductions in investment securities and loan yields offset declines in deposit costs. Declines in yields on investment securities were primarily due to portfolio restructuring. Loan yield declines resulted from increased competition for high quality borrowing relationships in the marketplace. Net interest margin improved when compared to third quarter of 2013, predominantly due to a shift in the mix of earning assets toward higher-yielding loans and the lower cost of interest bearing liabilities. The growth in the proportion of noninterest bearing deposits over the past several quarters has supported the improvement in net interest margin as well. In second quarter 2014, loan yields and net interest margin were enhanced by 9 and 7 basis points, respectively, due to the collection of $115,000 in non-accrual interest during the current period. There was no similar collection of non-accrual interest during the corresponding periods in 2013.

The improvement in yields on investment securities also enhanced net interest margin between the nine months ending September 30, 2014 and the same period in 2013. This was primarily the result of reducing the proportion of lower yielding cash-equivalent investments to fund loan growth and increasing the proportion of relatively higher-yielding federal government guaranteed mortgage-backed securities.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

The following tables set forth information with regard to average balances of interest earning assets and interest bearing liabilities and the resultant yields or cost, net interest income, and the net interest margin on a tax equivalent basis. Loans held for sale and non-accrual loans are included in total loans.

Average Interest Earning Balances:	For the Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013

		Interest	Average		Interest	Average		Interest	Average
	Average	Income or	Yields or	Average	Income or	Yields or	Average	Income or	Yields or
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates

(Dollars in Thousands)
ASSETS:
Interest bearing certificate of deposit	$2,727	$11	1.60%	$2,727	$10	1.47%	$1,871	$6	1.27%
Interest bearing deposits in banks	23,928	14	0.23%	12,552	9	0.29%	46,665	29	0.25%
Investments - taxable	63,751	298	1.85%	65,964	343	2.09%	61,924	221	1.42%
Investments - nontaxable	27,646	277	3.98%	31,607	352	4.47%	32,058	355	4.39%
Gross loans (1)	549,280	6,870	4.96%	532,490	6,718	5.06%	483,459	6,090	5.00%
Loans held for sale	7,068	69	3.87%	7,685	71	3.71%	6,642	72	4.30%
Total interest earning assets	674,400	7,539	4.44%	653,025	7,503	4.61%	632,619	6,773	4.25%
Cash and due from banks	14,169			13,135			12,362
Bank premises and equipment (net)	16,615			16,703			16,167
Other real estate owned	940			2,088			4,070
Deferred fees	(1,113)			(1,068)			(1,045)
Allowance for loan losses	(8,342)			(8,271)			(8,917)
Other assets	40,757			40,705			40,955
Total assets	$737,426			$716,317			$696,211

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$343,204	134	0.15%	$345,116	140	0.16%	$322,606	167	0.21%
Time deposits	120,515	269	0.89%	122,134	290	0.95%	138,762	307	0.88%
FHLB borrowings	10,878	61	2.22%	10,000	60	2.41%	10,000	62	2.46%
Short term borrowings	587	-	0.00%	6	-	0.00%	-	-	0.00%
Junior subordinated debentures	13,403	54	1.60%	13,403	51	1.53%	13,403	54	1.60%
Total interest bearing liabilities	488,587	518	0.42%	490,659	541	0.44%	484,771	590	0.48%
Non-interest-bearing deposits	170,560			150,776			138,875
Other liabilities	6,055			4,928			4,957
Equity	72,224			69,954			67,608
Total liabilities and shareholders' equity	$737,426			$716,317			$696,211

Net interest income (3)		$7,021			$6,962			$6,183
Net interest spread			4.02%			4.17%			3.77%
Average yield on investments			2.02%			2.54%			1.70%

Average yield on earning assets (2) (3)			4.44%			4.61%			4.25%
Interest expense to earning assets			0.31%			0.33%			0.37%
Net interest income to earning assets (2) (3)			4.13%			4.28%			3.88%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$6,882			$6,796			$6,015
Tax equivalent adjustment for municipal loan interest		45			46			46
Tax equivalent adjustment for municipal bond interest		94			120			121
Tax equivalent net interest income		$7,021			$6,962			$6,182

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-accrual loans of approximately $4.8 million at 09/30/14, $6.4 million at 06/30/2014, and $7.8 million for 09/30/2013 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $152,000, $180,000, and $169,000 for the three months ended 09/30/2014, 06/30/2014, and 09/30/2013, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $139,000, $166,000, and $167,000 for the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

	For the Three Months Ended			For the Three Months Ended
	September 30, 2014 vs. June 30, 2014			September 30, 2014 vs. September 30, 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
(Dollars in Thousands)			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Interest bearing certificate of deposit	$-	$1	$1	$3	$2	$5
Interest bearing deposits in banks	8	(3)	5	(14)	(1)	(15)
Investments - taxable	(12)	(33)	(45)	6	71	77
Investments - nontaxable	(44)	(31)	(75)	(48)	(30)	(78)
Gross loans	212	(60)	152	821	(41)	780
Loans held for sale	(6)	4	(2)	5	(8)	(3)
Total interest earning assets	$158	$(122)	$36	$773	$(7)	$766

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$(1)	$(5)	$(6)	$11	$(44)	$(33)
Time deposits	(4)	(17)	(21)	(40)	2	(38)
FHLB borrowings	5	(4)	1	5	(6)	(1)
Short-term borrowings	-	-	-	-	-	-
Long-term borrowings	-	3	3	-	-	-
Total interest bearing liabilities	0	(23)	(23)	(24)	(48)	(72)
Net increase (decrease) in net interest income	$158	$(99)	$59	$797	$41	$838

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Average Interest Earning Balances:	For the Nine Months Ended
	September 30, 2014			September 30, 2013
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in Thousands)
ASSETS:
Interest bearing certificate of deposit	$2,727	$31	1.52%	$2,312	$20	1.16%
Interest bearing deposits in banks	18,167	33	0.24%	37,359	66	0.24%
Investments - taxable	65,789	980	1.99%	51,861	472	1.22%
Investments - nontaxable	30,656	977	4.26%	33,557	1,153	4.59%
Gross loans (1)	531,517	20,081	5.05%	471,702	18,071	5.12%
Loans held for sale	6,348	189	3.98%	9,709	249	3.43%
Total interest earning assets	655,204	22,291	4.55%	606,500	20,031	4.42%
Cash and due from banks	13,106			11,478
Bank premises and equipment (net)	16,707			15,547
Other real estate owned	1,858			4,086
Deferred fees	(1,106)			(1,008)
Allowance for loan losses	(8,334)			(9,218)
Other assets	40,862			40,925
Total assets	$718,297			$668,310

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$341,533	415	0.16%	$311,792	547	0.23%
Time deposits	123,140	835	0.91%	136,863	1,026	1.00%
FHLB borrowings	10,296	181	2.35%	10,066	186	2.47%
Short term borrowings	200	-	0.00%	-	-	0.00%
Junior subordinated debentures	13,403	158	1.58%	13,403	168	1.68%
Total interest bearing liabilities	488,572	1,589	0.43%	472,124	1,927	0.55%
Non-interest-bearing deposits	154,213			123,868
Other liabilities	5,396			4,596
Equity	70,116			67,722
Total liabilities and shareholders' equity	$718,297			$668,310
Net interest income (3)		$20,702			$18,104
Net interest spread			4.12%			3.87%
Average yield on investments			2.30%			1.83%

Average yield on earning assets (2) (3)			4.55%			4.42%
Interest expense to earning assets			0.33%			0.43%
Net interest income to earning assets (2) (3)			4.22%			3.99%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$20,232			$17,549
Tax equivalent adjustment for municipal loan interest		138			163
Tax equivalent adjustment for municipal bond interest		332			392
Tax equivalent net interest income		$20,702			$18,104

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-accrual loans of approximately $4.8 million at 09/30/14 and $7.8 million for 09/30/2013 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $482,000 and $396,000 for the nine months ended 09/30/2014 and 09/30/2013, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $470,000 and $555,000 for the nine months ended September 30, 2014 and September 30, 2013, respectively.

	For the Nine Months Ended
	September 30, 2014 vs. September 30, 2013
	Increase (Decrease) Due To
(Dollars in Thousands)			Net
	Volume	Rate	Change
ASSETS:
Interest bearing certificate of deposit	$2	$9	$11
Interest bearing deposits in banks	(23)	(10)	(33)
Investments - taxable	84	424	508
Investments - nontaxable	(66)	(110)	(176)
Gross loans	1,519	491	2,010
Loans held for sale	(57)	(3)	(60)
Total interest earning assets	$1,459	$801	$2,260

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$34	$(166)	$(132)
Time deposits	(68)	(123)	(191)
FHLB borrowings	3	(8)	(5)
Short-term borrowings	-	-	-
Long-term borrowings	-	(10)	(10)
Total interest bearing liabilities	(31)	(307)	(338)
Net increase (decrease) in net interest income	$1,490	$1,108	$2,598

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

SUMMARY AVERAGE BALANCE SHEETS

(Unaudited)
(Dollars in Thousands)
Averages for the Three Months Ended	September 30,	June 30,			September 30,
	2014	2014	$ Change	% Change	2013	$ Change	% Change
Assets:
Cash and due from banks	$14,169	$13,135	$1,034	8%	$12,362	$1,807	15%
Interest-bearing deposits in banks	23,928	12,552	11,376	91%	46,665	(22,737)	-49%
Interest bearing certificate of deposit	2,727	2,727	0	0%	1,871	856	46%
Investment securities	91,397	97,571	(6,174)	-6%	93,982	(2,585)	-3%

Loans, net of deferred loan fees	555,235	539,106	16,129	3%	489,056	66,179	14%
Allowance for loan losses	(8,342)	(8,271)	(71)	1%	(8,917)	575	-6%
Net loans	546,893	530,835	16,058	3%	480,139	66,754	14%

Other assets	58,312	59,497	(1,185)	-2%	61,191	(2,879)	-5%
Total assets	$737,426	$716,317	$21,109	3%	$696,210	$41,216	6%

Liabilities:
Total deposits	$634,279	$618,026	$16,253	3%	$600,242	$34,037	6%
Borrowings	24,868	23,409	1,459	6%	23,403	1,465	6%
Other liabilities	6,055	4,928	1,127	23%	4,957	1,098	22%
Total liabilities	665,202	646,363	18,839	3%	628,602	36,600	6%

Equity:
Common equity	72,224	69,954	2,270	3%	67,608	4,616	7%
Total equity	72,224	69,954	2,270	3%	67,608	4,616	7%

Total liabilities and shareholders' equity	$737,426	$716,317	$21,109	3%	$696,210	$41,216	6%

Averages for the Nine Months Ended	September 30,	September 30,
	2014	2013	$ Change	% Change
Assets:
Cash and due from banks	$13,106	$11,478	$1,628	14%
Interest-bearing deposits in banks	18,167	37,359	(19,192)	-51%
Interest bearing certificate of deposit	2,727	2,312	415	18%
Investment securities	96,445	85,418	11,027	13%

Loans, net of deferred loan fees	536,759	480,404	56,355	12%
Allowance for loan losses	(8,334)	(9,218)	884	-10%
Net loans	528,425	471,186	57,239	12%

Other assets	59,427	60,557	(1,130)	-2%
Total assets	$718,297	$668,310	$49,987	7%

Liabilities:
Total deposits	$618,886	$572,523	$46,363	8%
Borrowings	23,899	23,469	430	2%
Other liabilities	5,396	4,596	800	17%
Total liabilities	648,181	600,588	47,593	8%

Equity:
Common equity	70,116	67,722	2,394	4%
Total equity	70,116	67,722	2,394	4%

Total liabilities and shareholders' equity	$718,297	$668,310	$49,987	7%

ASSET QUALITY

At September 30, 2014, total adversely classified loans increased in dollars and as a percentage of gross loans from the preceding and year ago quarters. This is the result of designating a $4.7 million commercial and commercial real estate relationship as adversely classified during the current quarter. Total loans on accruing status 30-89 days past due continue to remain below 1.00% of gross loans, mirroring the improvement in overall credit quality noted previously. Past due loans increased in the current period primarily from a $2.6 million commercial real estate relationship scheduled to be paid off. We monitor delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future adversely classified loans.

At September 30, 2014, total nonperforming loans were down compared to June 30, 2014 and September 30, 2013. Nonperforming assets also declined during this period as a percentage of total assets, despite the increase in OREO during the current quarter. This was primarily due to the payoff of a $1.0 million non-accrual commercial real estate loan during the current quarter. Nonperforming loans consist primarily of commercial real estate loans.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Adversely classified loans

(Unaudited)

(Dollars in Thousands)

	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Rated substandard or worse, but not impaired	$11,020	$6,938	$4,082	59%	$3,365	$7,655	227%
Impaired	7,429	9,025	(1,596)	-18%	10,383	(2,954)	-28%
Total adversely classified loans*	$18,449	$15,963	$2,486	16%	$13,748	$4,701	34%

Gross loans	$553,319	$548,371	$4,948	1%	$487,808	$65,511	13%
Adversely classified loans to gross loans	3.33%	2.91%	0.42%		2.82%	0.51%
Allowance for loan losses	$8,255	$8,315	$(60)	-1%	$8,806	$(551)	-6%
Allowance for loan losses as a percentage of adversely classified loans	44.74%	52.09%	-7.35%		64.05%	-19.31%
Allowance for loan losses to total impaired loans	111.12%	92.13%	18.99%		84.81%	26.31%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.

30-89 Days Past Due by type

(Unaudited)

(Dollars in Thousands)

	September 30, 2014	% of Category	June 30, 2014	% of Category	$ Change	% Change	September 30, 2013	% of Category	$ Change	% Change

Commercial and agricultural	$7	0.2%	$23	16.5%	$(16)	-70%	$52	6.7%	$(45)	-87%
Real estate:
Construction and development		0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Residential 1-4 family	251	8.7%	53	38.1%	198	374%	590	76.5%	(339)	-57%
Multi-family		0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Commercial real estate — owner occupied		0.0%	0	0.0%	0	0%	87	11.3%	(87)	-100%
Commercial real estate — non owner occupied	2,612	90.9%	0	0.0%	2,612	100%	-	0.0%	2,612	100%
Farmland			-	0.0%	-	0%	37	4.8%	(37)	-100%
Total real estate	$2,863		$53		$2,810	5302%	$714		$2,149
					-
Consumer	2	0.1%	63	45.3%	(61)	-97%	5	0.6%	(3)	-60%
Total loans 30-89 days past due, not in nonaccrual status	$2,872	100.0%	$139	100.0%	$2,733	1966%	$771	100.0%	$2,101	273%

Delinquent loans to total loans, not in nonaccrual status	0.60%		0.03%				0.17%

Non-performing assets

(Unaudited)

(Dollars in Thousands)	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change
Loans on nonaccrual status	$4,811	$6,388	$(1,577)	-25%	$7,829	$(3,018)	-39%
Loans past due greater than 90 days but not on nonaccrual status	409	-	409	100%	221	188	85%
Total non-performing loans	5,220	6,388	(1,168)	-18%	8,050	(2,830)	-35%
Other real estate owned and foreclosed assets	1,210	991	219	22%	4,334	(3,124)	-72%
Total nonperforming assets	$6,430	$7,379	$(949)	-13%	$12,384	$(5,954)	-48%

Percentage of nonperforming assets to total assets	0.86%	1.03%			1.73%

OREO increased during third quarter 2014, but declined significantly year-over-year. One commercial income property was taken into the OREO portfolio during the quarter. OREO valuation adjustments continued to be minimal. At September 30, 2014, the OREO portfolio consisted of 7 properties, down from both second quarter 2014 and third quarter 2013. The largest balances in the OREO portfolio at the end of the quarter were attributable to commercial properties, followed by residential properties, all of which are located within our market area.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Other real estate owned and foreclosed assets

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	September 30, 2014	% of Category	June 30, 2014	% of Category	$ Change	% Change	September 30, 2013	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$991	81.9%	$2,386	240.8%	$(1,395)	-58%	$3,451	79.6%	$(2,460)	-71%
Transfers from outstanding loans	525	43.4%	206	20.8%	319	155%	1,382	31.9%	(857)	-62%
Improvements and other additions	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Proceeds from sales	(219)	-18.1%	(1,490)	-150.4%	1,271	-85%	(341)	-7.9%	122	-36%
Net gain (loss) on sales	(86)	-7.1%	(57)	-5.8%	(29)	51%	18	0.4%	(104)	-578%
Impairment charges	(1)	-0.1%	(54)	-5.4%	53	-98%	(176)	-4.1%	175	-99%
Total other real estate owned	$1,210	100.0%	$991	100.0%	$219	22%	$4,334	100.0%	$(3,124)	-72%

For the Nine Months Ended	September 30, 2014	% of Category	September 30, 2013	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$2,771	229.0%	$4,678	107.9%	$(1,907)	-41%
Transfers from outstanding loans	842	69.6%	1,591	36.7%	(749)	-47%
Improvements and other additions	-	0.0%	-	0.0%	-	0%
Proceeds from sales	(2,157)	-178.3%	(1,342)	-31.0%	(815)	61%
Net gain (loss) on sales	(179)	-14.8%	43	1.0%	(222)	-516%
Impairment charges	(67)	-5.5%	(636)	-14.7%	569	-89%
Total other real estate owned	$1,210	100.0%	$4,334	100.0%	$(3,124)	-72%

Other real estate owned and foreclosed assets by type

(Unaudited)

(Dollars in Thousands)

	September 30, 2014	# of Properties	June 30, 2014	# of Properties	$ Change	% Change	September 30, 2013	# of Properties	$ Change	% Change

Construction, Land Dev & Other Land	$35	1	$46	2	$(11)	-24%	$787	7	$(752)	-96%
1-4 Family Residential Properties	86	2	317	4	(231)	-73%	868	6	(782)	-90%
Nonfarm Nonresidential Properties	1,089	4	628	4	461	73%	2,679	13	(1,590)	-59%
Total OREO by type	$1,210	7	$991	10	$219	22%	$4,334	26	$(3,124)	-72%

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses continues to decline in relation to total loans in concert with the general trend of improvement in relevant credit metrics. As such, loss factors used in estimates to establish reserve levels have declined commensurately. A provision was made to the allowance for loan losses in the current and prior quarter, corresponding to recent growth in the loan portfolio. No provision was made in third quarter 2013.

For the quarter ended September 30, 2014, total net loan charge-offs were up compared to the quarter ended June 30, 2014, but virtually unchanged versus the quarter ended September 30, 2013. The charge-offs incurred in the third quarter 2014 were primarily centered in one commercial real estate loan, which was written down $127,000 prior to transfer to OREO. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was up compared to the prior quarter, but unchanged from the third quarter one year ago.

The trend of future provision for loan losses will depend primarily on economic conditions, growth in the loan portfolio, level of adversely-classified assets, and changes in collateral values.

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

Allowance for Loan Losses

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	September 30, 2014	June 30, 2014	$ Change	% Change	September 30, 2013	$ Change	% Change

Gross loans outstanding at end of period	$553,319	$548,371	$4,948	1%	$487,808	$65,511	13%
Average loans outstanding, gross	$549,280	$532,490	$16,790	3%	$483,459	$65,821	14%
Allowance for loan losses, beginning of period	$8,315	$8,288	$27	0%	$8,962	$(647)	-7%
Commercial	0	(9)	9	-100%	(40)	40	-100%
Commercial Real Estate	(126)	(389)	263	-68%	(37)	(89)	241%
Residential Real Estate	(61)	(4)	(57)	1425%	(29)	(32)	110%
Consumer	(12)	(29)	17	-59%	(79)	67	-85%
Total charge-offs	(199)	(431)	232	-54%	(185)	(14)	8%
Commercial	7	1	6	600%	20	(13)	-65%
Commercial Real Estate	28	347	(319)	-92%	5	23	460%
Residential Real Estate	3	9	(6)	-67%	3	0	0%
Consumer	1	1	-	0%	1	0	0%
Total recoveries	39	358	(319)	-89%	29	10	34%
Net charge-offs	(160)	(73)	(87)	119%	(156)	(4)	3%
Provision charged to income	100	100	0	0%	-	100	100%
Allowance for loan losses, end of period	$8,255	$8,315	$(60)	-1%	$8,806	$(551)	-6%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.12%	0.05%	0.07%	140%	0.13%	-0.01%	-8%

Ratio of allowance for loan losses to gross loans outstanding	1.49%	1.52%	-0.03%	-2%	1.81%	-0.32%	-18%

For the Nine Months Ended	September 30, 2014	September 30, 2013	$ Change	% Change

Gross loans outstanding at end of period	$553,319	$487,808	$65,511	13%
Average loans outstanding, gross	$531,517	$471,702	$59,815	13%
Allowance for loan losses, beginning of period	$8,359	$9,358	$(999)	-11%
Commercial	(26)	(40)	14	-35%
Commercial Real Estate	(509)	(83)	(426)	513%
Residential Real Estate	(67)	(95)	28	-29%
Consumer	(110)	(145)	35	-24%
Total charge-offs	(712)	(363)	(349)	96%
Commercial	9	35	(26)	-74%
Commercial Real Estate	380	220	160	73%
Residential Real Estate	16	4	12	300%
Consumer	3	2	1	50%
Total recoveries	408	261	147	56%
Net charge-offs	(304)	(102)	(202)	198%
Provision charged to income	200	(450)	650	-144%
Allowance for loan losses, end of period	$8,255	$8,806	$(551)	-6%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.08%	0.03%	0.05%	167%
Ratio of allowance for loan losses to gross loans outstanding	1.49%	1.81%	-0.32%	-18%

Pacific Financial Corporation Profits Increased 51% in Third Quarter 2014 and 29% in First Nine Months of 2014

October 29, 2014

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of September 30, 2014, the Company had total assets of $749 million and operated seventeen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit, Clark and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of DuPont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation and its wholly-owned subsidiary, Bank of the Pacific. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which readers of this release are encouraged to review. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.